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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 ---------------



                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




                  Date of earliest event reported: May 9, 2000
                                                  ------------



                            Net Value Holdings, Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                  0-26929                       23-2996071
----------------------          -------                       ----------
State of Incorporation   (Commission File Number)   (IRS Employer Identification
                                                                  No.)



                  1085 Mission Street, San Francisco, CA 94103
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               (Address of principal executive offices) (Zip Code)



                                 (415) 575-4755
                                 --------------
                         (Registrant's telephone number)

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Item 2.   Acquisition of Assets.
          ---------------------

          On May 9, 2000, Net Value Holdings, Inc. (the "Company") acquired an interest in Webmodal, Inc., a Delaware corporation ("Webmodal"), pursuant to the terms of a Series A Convertible Preferred Stock Purchase Agreement dated as of that date by and among the Company and Webmodal (the "Purchase Agreement"). Webmodal is developing an Internet application for use by shippers in purchasing and executing domestic full-truckload intermodal freight shipments. This application will allow shippers to input their specific transportation needs and receive all of the information necessary for them to schedule and execute intermodal shipments in a cost-effective manner. Webmodal plans to launch it's internet website in 2000.

         Pursuant to the Purchase Agreement, the Company acquired from Webmodal 563,000 shares of Webmodal Series A Preferred Stock and a warrant to purchase 170,000 shares of Webmodal Common Stock. The aggregate purchase price for the stock and the warrant, which was established through arm's-length negotiation, was $5,000,000, comprised of $4,000,000 in cash and 113,174 shares of the Company's Common Stock valued at $1,000,000 (based on the average closing price of the Company's Common Stock for the thirty (30) days prior to the closing). The cash portion of the purchase price was funded from the Company's existing cash.

          Each share of Webmodal Series A Preferred Stock will convert into one share of Webmodal Common Stock upon the Company's election, or earlier upon completion of a public offering of Webmodal's Common Stock meeting certain criteria (a "Qualified Public Offering"). Each share of Webmodal Series A Preferred Stock is entitled to one vote and the Company has special voting rights that require its approval for certain material corporate actions and transactions. The shares of Series A Preferred Stock contain an 8% cumulative dividend feature, payable at the discretion of Webmodal in cash or shares of Webmodal Common Stock.

         The Company may exercise the warrant prior to the earlier of: (i) May 9, 2005; (ii) a Qualified Public Offering of Webmodal's Common Stock; or (iii) a merger or consolidation resulting in a change of control of Webmodal. The exercise price of the warrant is $8.88 per share.

         The Company currently has beneficial ownership (assuming conversion of each share of Preferred Stock and assuming exercise of the warrants) of 43.9% of the Webmodal Common Stock. This also reflects the effect of two earlier investments in which the Company acquired an aggregate of 122,100 shares of the Common Stock of Webmodal.

          Allison Stollmeyer, one of the directors of Webmodal, is a Director of Business Development of the Company.

          In connection with the consummation of the Purchase Agreement, the Company also entered into a Stockholders Agreement dated as of May 9, 2000 with Webmodal and Christopher Kravas as the principal stockholder of Webmodal, (the "Stockholders Agreement"), and an Investors Rights Agreement with Webmodal dated May 9, 2000 (the "Investor Rights Agreement"). The Stockholders Agreement and Investors Rights Agreement, taken in the aggregate, provide for, among other things, restrictions on the transferability of securities, co-sale, preemptive and registration rights. These Agreements terminate upon a Qualified Public Offering of Webmodal's Common Stock.
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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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(a)      Financial Statements of Business Acquired

          It is impracticable at the time of the filing of this Current Report to provide the historical financial information for Webmodal required by Regulation S-X. Accordingly, the Company will file the required historical financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.


(b)      Pro Forma Financial Statements of Business Acquired

          It is impracticable at the time of the filing of this Current Report to provide the pro forma financial information for Webmodal required by Regulation S-X. Accordingly, the Company will file the required pro forma financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.


(c)      Exhibits (referenced to Item 601 of Regulation S-K)

10.49 Series A Convertible Preferred Stock Purchase Agreement by and among Net Value Holdings, Inc. and Webmodal, Inc., dated May 9, 2000.

10.50 Investor Rights Agreement dated May 9, 2000 by and between Webmodal, Inc. and Net Value Holdings, Inc.

10.51 Stock Purchase Warrant dated May 9, 2000 by Webmodal for 170,000 shares of Common Stock of Net Value Holdings, Inc.

10.52 Stockholders' Agreement dated May 9, 2000 by and among Webmodal, Inc., Net Value Holdings, Inc. and Christopher R. Kravas.
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        NET VALUE HOLDINGS, INC.


Dated: May 23, 2000                     By: /s/ Andrew P. Panzo
                                            ------------------------
                                            Andrew P. Panzo
                                            Chief Executive Officer
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                                EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

10.49 Series A Convertible Preferred Stock Purchase Agreement by and among Net Value Holdings, Inc. and Webmodal, Inc., dated May 9, 2000.

10.50 Investor Rights Agreement dated May 9, 2000 by and between Webmodal, Inc. and Net Value Holdings, Inc.

10.51 Stock Purchase Warrant dated May 9, 2000 by Webmodal for 170,000 shares of Common Stock of Net Value Holdings, Inc.

10.52 Stockholders' Agreement dated May 9, 2000 by and among Webmodal, Inc., Net Value Holdings, Inc. and Christopher R. Kravas.